Exhibit 99.1

QUALSTAR REPORTS FISCAL 2015 FIRST QUARTER RESULTS
Qualstar reports year over year revenue growth of 50% for the quarter.

SIMI VALLEY, Calif., November 10, 2014 — Qualstar® Corporation (Nasdaq: QBAK), a manufacturer of data storage solutions and high-efficiency power supplies, today reported financial results for its first fiscal quarter ended September 30, 2014.

Results for the Three Months Ended September 30, 2014 vs 2013

●	Revenue increased 50% or $1.1 million to $3.3 million from $2.2 million
●	Data storage revenue increased 58% or $0.7 million to $1.9 million from $1.2 million
●	Power supply revenue increased 40% or $0.4 million to $1.4 from $1.0 million
●	Gross profit increased 140% or $0.7 million to $1.2 million from $.5 million
●	Total operating expenses decreased 50% or $1.5 million to $1.5 million from $3.0 million
●	Net loss was $0.3 million or ($.03) per basic and diluted share versus $2.5 million or ($.21) per basic and diluted share, an 88% decrease in losses
●	Cash, cash equivalents and marketable securities for quarter ended September 30, 2014 was $6.7 million versus $11.8 million at September 30, 2013

“We are pleased to see proven progress in our turnaround by remaining focused on aligning our resources to strategic investments that we believe will deliver the next wave of innovation, revenue growth and long-term shareholder value,” said Steven N. Bronson, Qualstar’s Chief Executive Officer and President. “Our continued growth and the momentum gained directly reflects our customer’s long-term commitment to Qualstar’s products and services,” continued Mr. Bronson.

“Our first quarter results are a solid start to fiscal year 2015,” stated Daniel Jan, Qualstar’s Executive Vice President. “By continuing to leverage our brand, Qualstar is at the threshold of an expansive opportunity, and we plan to continue to drive growth with disciplined decisions and focused execution by adding additional products and resources to our core offerings,” added Mr. Jan.

About Qualstar Corporation

Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. Qualstar is a leading provider of high efficiency and high density power supplies marketed under the N2PowerTM brand, and of data storage systems marketed under the QualstarTM brand. Our N2Power power supply products  provide compact and efficient power conversion for a wide variety of industries and applications including, but not limited to telecom, networking, broadcast, industrial, lighting, gaming and test equipment. Our Qualstar data storage products are used to provide highly scalable and reliable solutions to store and retrieve very large quantities of electronic data. Qualstar’s products are known throughout the world for high quality and  Simply ReliableTM  designs that provide years of trouble-free service. More information is available at  www.qualstar.com  or  www.n2power.com  or by phone at 805-583-7744.

Cautionary Statement Concerning Forward-Looking Statements

Statements used in this press release that relate to future plans, events, financial results, prospects or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon the current expectations and beliefs of Qualstar's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Notwithstanding changes that may occur with respect to matters relating to any forward looking statements, Qualstar does not expect to, and disclaims any obligation to, publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Qualstar, however, reserves the right to update such statements or any portion thereof at any time for any reason. In particular, the following factors, among others, could cause actual or future results to differ materially from those suggested by the forward-looking statements: Qualstar’s ability to successfully execute on its strategic plan and meet its long-term financial goals; Qualstar’s ability to successfully implement and recognize cost savings; Qualstar’s ability to develop and commercialize new products; industry and customer adoption and acceptance of Qualstar’s new products; Qualstar’s ability to increase sales of its products; the rescheduling or cancellation of customer orders; unexpected shortages of critical components; unexpected product design or quality problems; adverse changes in market demand for Qualstar’s products; increased competition and pricing pressure on Qualstar’s products; and the risks related to actions of activist shareholders, including the amount of related costs.

For further information on these and other and other cautionary statements, please refer to the risk factors discussed in Qualstar’s filings with the U.S. Securities and Exchange Commission including, but not limited to, Qualstar’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of such Form 10-K, and any subsequently filed reports. All of Qualstar’s filings are available without charge through the SEC’s website (www.sec.gov) or from Qualstar’s website (www.qualstar.com).

For more information, contact:

Steven N. Bronson
Chief Executive Officer
Qualstar Corporation
805.583.7744 ext. 154

QUALSTAR CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Unaudited)

  (In thousands, except per share data)

	Three Months Ended September 30,
	2014	2013
Net revenues	$3,320	2,191
Cost of goods sold	2,094	1,730
Gross profit	$1,226	$461
Operating expenses:
Engineering	359	874
Sales and marketing	505	733
General and administrative	684	1,394
Total operating expenses	$1,548	$3,001
Loss from operations	(322)	(2,540)
Other income	-	13
Net loss	$(322)	$(2,527)
Change in unrealized gains on investments	-	10
Comprehensive loss	$(322)	(2,517)
Loss per common share:
Basic and diluted	$(0.03)	$(0.21)
Weighted average common shares outstanding:
Basic and diluted	12,253	12,253

QUALSTAR CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2014	June 30, 2014
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$6,266	$5,462
Marketable securities, short-term	450	1,763
Accounts receivables, net of allowances of $92 at September 30, 2014 and at June 30, 2014	1,800	1,412
Inventories	3,046	3,177
Prepaid expenses and other current assets	401	241
Total current assets	11,963	12,055
Property and equipment, net	653	663
Other assets	67	67
Total assets	$12,683	$12,785

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,213	$952
Accrued payroll and related liabilities	341	322
Deferred service revenue, short term	1,015	954
Other accrued liabilities	1,085	1,174
Total current liabilities	3,654	3,402

Other long term liabilities	17	17
Deferred service revenue, long term	173	243
Total long term liabilities	190	260

Commitments and contingencies

Shareholders’ equity:
Preferred stock, no par value; 5,000 shares authorized; no shares issued	-	-
Common stock, no par value; 50,000 shares authorized, 12,253 shares issued and outstanding as of September 30, 2014 and June 30, 2014	18,981	18,943
Accumulated other comprehensive income	1	1
Accumulated deficit	(10,143)	(9,821)
Total shareholders’ equity	8,839	9,123
Total liabilities and shareholders’ equity	$12,683	$12,785